Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-278218) of our report dated April 15, 2025, with respect to the consolidated financial statements of Banzai International, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

April 15, 2025